FOR IMMEDIATE RELEASE

Contact:
Rich Cleys		Mary Gentry
Chief Financial Officer	or	Director, Investor Relations
ScanSource Inc.		ScanSource Inc.
(864) 286-4358		(864) 286-4892

ScanSource Posts Quarterly Sales

GREENVILLE, SC - July 10, 2012 - ScanSource, Inc. (NASDAQ: SCSC), the leading international value-added distributor of specialty technology products, today announced that sales results for its quarter ended June 30, 2012 are expected to be in the range of $750 million to $760 million, compared to $735 million for the same period one year ago. On its August 16, 2012 quarter-end and fiscal year-end conference call, ScanSource executives will provide sales results by geographies and product areas, net earnings, and a forecast for the following quarter.
Today's release reflects ScanSource's normal reporting practice whereby quarterly sales results are disclosed in a release at a practicable date soon after quarter-end. At this reporting interval, ScanSource does not comment on gross margin, the mix of its sales by business unit, or any other information that would be necessary to draw conclusions regarding net income and earnings per share. The statements in this press release are made as of the date hereof even if subsequently made available on ScanSource's website or otherwise. ScanSource does not assume any obligation to update the forward looking statements provided to reflect events that occur or circumstances that exist after the date on which they were made.
About ScanSource, Inc.
ScanSource, Inc. (NASDAQ: SCSC) is the leading international distributor of specialty technology products, consisting of seven sales units in North America, Latin America and Europe.
ScanSource POS and Barcoding in North America, Latin America and Europe delivers AIDC and POS solutions; Catalyst Telecom in the U.S., and ScanSource Communications in North America and Europe, provide voice, video and converged communications equipment; and ScanSource Security in North America offers physical security solutions. Founded in 1992, the company ranks #760 on the Fortune 1000. For more information, call the toll-free sales telephone number at 800.944.2432 or visit www.scansourceinc.com.
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